Exhibit 23.1

MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

Consent of Independent Registered Certified Public Accountants

August 16, 2007

EarlyDETECT, Inc.
2082 Michelson Dr. Suite 212
Irvine, CA 92612

I consent to the inclusion in the Registration Statement of Form S-1 of EarlyDETECT, Inc., my audit reports for EarlyDETECT, Inc. (the “Company”) for the years ended August 31, 2006 and 2005 dated November 27, 2006, my audit report for the year ended August 31, 2004 dated April 20, 2006 except for Notes 16 and 17 which is dated November 27, 2006, and my interim report for the nine months ended May 31, 2007, 2006 and 2005 dated July 17, 2007. I also consent to the use of Michael Pollack CPA as an expert as defined within this registration statement.

Respectfully submitted,

Michael Pollack

Michael Pollack CPA
Cherry Hill, NJ